AGREEMENT AND PLAN OF MERGER
                         AND REORGANIZATION

                             BY AND AMONG
                    Gaming Venture Corp., U.S.A.,
                          GV Acquisition Co.,
                                And
                              SK2, Inc.


                            April 14, 2005



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                          TABLE OF CONTENTS

Article 1   Merger                                                   1
1.1         The Merger                                               1
1.2         Effects of Merger                                        2
1.3         Effect on the Company's Capital Stock and Merger Sub
              Capital Stock                                          3
1.4         Rights of Holders of Company Capital Stock               4
1.5         Procedure for Exchange of Company Capital Stock          4
1.6         Dissenting Shares                                        6
1.7         Directors and Officers of Surviving Company              6
1.8         Directors and Officers of Pubco                          6

Article 2   Representations and Warranties of the Company            6
2.2         Organization and Qualification                           6
2.3         Capitalization                                           7
2.4         Litigation                                               8
2.5         No Brokers or Finders                                    8
2.6         Tax matters                                              8
2.7         Compliance with Laws; Permits                            9
2.8         Financial Statements                                    10
2.9         Books and Records                                       10
2.10        Real Property                                           10
2.11        Insurance                                               10
2.12        No Undisclosed Liabilities                              10
2.13        Environmental Matters                                   10
2.14        Absence of Certain Developments                         10
2.15        Employee Benefit Plans                                  11
2.16        Tax-Free Reorganization                                 12
2.17        Full Disclosure                                         12

Article 3   Representations and Warranties of Pubco and Merger Sub  12
3.1         Organization and Qualification                          12
3.2         Authority Relative to this Agreement; Non-Contravention 13
3.3         Capitalization                                          13
3.4         Exchange Act Reports                                    14
3.5         Subsidiaries                                            15
3.6         Litigation                                              15
3.7         No Brokers or Finders                                   15
3.8         Tax Matters                                             15
3.9         Contracts and Commitments                               16
3.10        Affiliate Transactions                                  16
3.11        Compliance with Laws; Permits                           16
3.12        Financial Statements                                    17
3.13        Books and Records                                       17
3.14        Real Property                                           17
3.15        Insurance                                               17
3.16        Absence of Undisclosed Liabilities                      17
3.17        Environmental Matters                                   18
3.18        Absence of Certain Developments                         18
3.19        Employee Benefit Plans                                  19
3.20        Employees                                               19
3.21        Tax Free Reorganization                                 19
3.22        Intellectual Property                                   20



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3.23        Validity of Pubco Capital Stock                         20
3.24        Full Disclosure                                         20

Article 4   Conduct of Business Pending the Merger                  20
4.1         Conduct of Business by Pubco                            20
4.2         Conduct of Business by the Company                      21

Article 5   Additional Covenants and Agreements                     21
5.1         Governmental Filings                                    21
5.2         Expenses                                                21
5.3         Due Diligence; Access to Information; Confidentiality   22
5.4         Private Placement                                       23
5.5         Stockholders' Meetings                                  24
5.6         Tax Treatment                                           24
5.7         Press Releases                                          24
5.8         Securities Reports                                      24
5.9         Merger Consideration                                    24
5.10        No Solicitation                                         24
5.11        Failure to Fulfill Conditions                           25
5.12        Resignations and Appointment of Directors; Employees    25
5.13        Registration Rights                                     25
5.14        Preparation of Annual and Quarterly Reports             25
5.15        Notification of Certain Matters                         25

Article 6   Conditions                                              26
6.1         Conditions to Obligations of Each Party                 26
6.2         Additional Conditions to Obligations of Pubco and
              Merger Sub                                            27
6.3         Additional Conditions to Obligations of the Company     27

Article 7   Termination, Amendment and Waiver                       29
7.1         Termination                                             29

Article 8   General Provisions                                      29
8.1         Notices                                                 29
8.2         Knowledge Convention                                    30
8.3         No Survival                                             30
8.4         Interpretation                                          30
8.5         Severability                                            30
8.6         Amendment                                               30
8.7         Waiver                                                  30
8.8         Miscellaneous                                           31
8.9         Counterparts; Delivery                                  31
8.10        Third-Party Beneficiaries                               31
8.11        Governing Law                                           31
8.12        Jurisdiction; Service of Process                        31



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             AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is entered into as of April 14, 2005, by and among SK2, Inc., a Delaware corporation having its principal place of business at 701 North Third Street, Suite B-1, Minneapolis, Minnesota 55401 (the "Company"), Gaming Venture Corp., U.S.A., a Nevada corporation having its principal place of business at 801 Pascack Road, Paramus, New Jersey 07652 ("Pubco"), and GV Acquisition Co., a Delaware corporation that is wholly owned by Pubco and has its principal place of business at 801 Pascack Road, Paramus, New Jersey 07652 (the "Merger Sub").

                             INTRODUCTION

   A. The boards of directors of the Company, Pubco and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate a merger (the "Merger") of Merger Sub with and into the Company, with the Company remaining as the surviving corporation.

   B. Pubco, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by unanimous written consent of its board of directors in accordance with the requirements of Nevada Revised Statutes, Chapter 78 (the "Nevada Act"), and the certificate of incorporation and the bylaws of Merger Sub.

   C. Pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger
Consideration (as defined in Section 1.2 below).

   D. The parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties to this Agreement intend that the Merger qualify as a "reorganization," within the meaning of Code
Section 368(a), and that, with respect to the Merger, Pubco, Merger Sub and the Company will each be a "party to a reorganization," within the meaning of Code Section 368(b).

   E. Simultaneously with the Merger, the Company will sell shares of common stock, $.001 par value per share (the "Company Common Stock"), in a private placement to accredited investors for the purposes of expanding the business of the Surviving Company (as defined below) after the Merger.

                               AGREEMENT

   NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                Article 1
                                 Merger

      1.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 6, at the Effective Time (as defined in Section 1.2(d) below), (i) Merger Sub will merge with and into the Company, and (ii) the Company will be the surviving corporation to the Merger and will become a wholly owned subsidiary of Pubco. The term "Surviving Company" as used herein shall mean the Company as a wholly owned subsidiary of Pubco after giving effect to the Merger. The Merger will be effected pursuant to the execution and filing of certificate of merger in accordance with the provisions of, and with the effect provided in the Delaware General Corporation Law (the "DGCL"), and in substantially the form attached hereto as Exhibit A (the "Certificate of Merger").

      1.2   Effects of Merger.

      (a) From and after the Effective Time and until further altered, amended or repealed in accordance with law, (i) the Company's certificate of incorporation as in effect immediately prior to the Effective Time shall be the Surviving Company's certificate of incorporation, and (ii) the Company's bylaws as in effect immediately prior to the Effective Time shall be the Surviving Company's bylaws.

      (b) From and after the Effective Time and until further altered or amended in accordance with law, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of the Company and Merger Sub shall vest in the Surviving Company; (ii) all of the assets and property of the Company and Merger Sub of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to the Company or Merger Sub, all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of the Company and Merger Sub, all rights of creditors of the Company or Merger Sub and all liens or security interests encumbering any of the property of the Company or Merger Sub shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, Surviving Company specifically assumes all continuing obligations which the Company or Merger Sub would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company's certificate of incorporation, bylaws and pursuant to the DGCL, with respect to any and all claims arising out of actions taken or omitted by the Company's officers and directors prior to the Effective Date.

      (c) Each of Pubco, the Company and Merger Sub shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of Pubco, and the officers of Surviving Company on behalf of the Company and Merger Sub, shall take all such lawful and necessary action.

      (d) Subject to the provisions of Article 6 and Article 7 , the closing of the transactions contemplated hereby (the "Closing") shall take place at such location, on such date and at such time as the Company and Pubco mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than five business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing date, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall become effective upon such filing of the Certificate of Merger or at such later date or time as is specified in the Certificate of Merger (the "Effective Time"). As used herein, the term "Effective Date" shall mean the date on which Merger shall become effective pursuant to this Section 1.2(d).

      1.3   Effect on the Company's Capital Stock and Merger Sub
Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

      (a) Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (including subscribed rights to purchase Company Common Stock that will be accepted in the Private Placement, as defined in Section 5.4 below), other than shares to be extinguished pursuant to Section 1.3(c) and Dissenting Shares (as defined in Section 1.6 below), shall be converted into and exchangeable for fully paid and non-assessable shares of Series A Preferred Stock of Pubco ("Pubco Preferred Stock") on a one-for-one basis (the "Exchange Ratio"); and Pubco shall issue to each holder of Company Common Stock (other than holders of shares extinguished pursuant to Section 1.3(c) and Dissenting Shares) the number of shares of Pubco Preferred Stock equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Exchange Ratio, with full effect given to fractional shares of Pubco Preferred Stock.

      (b) All outstanding securities convertible into or exchangeable for shares of Company Common Stock (including without limitation options and warrants to purchase shares of Company Common Stock; and including all such rights as are subscribed in the Private Placement) that are outstanding immediately prior to the Effective Time (the "Company Convertible Securities") shall convert automatically into securities convertible into or exchangeable for that number of shares of Pubco Preferred Stock ("Pubco Convertible Securities") as the holders thereof would have been entitled to receive if such Company Convertible Securities had been converted into or exercised for shares of Company Common Stock immediately prior to the Effective Time, based on the Exchange Ratio; provided, however, that the exercise price per share of Pubco Preferred Stock under each such Pubco Convertible Security received by holders of Company Convertible Securities will be equal to the quotient obtained by dividing the purchase price per share of Company Common Stock under each outstanding Company Convertible Security by the Exchange Ratio, with full effect given to fractional shares of Pubco Preferred Stock issuable upon exercise or conversion of Pubco Convertible Securities issuable hereunder. The Pubco Convertible Securities issuable upon the Merger under this paragraph (b) and the Pubco Preferred Stock issuable upon the Merger under paragraph (a) above are collectively referred to as the "Merger Consideration."

      (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or Pubco, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

      (d) All issued and outstanding shares of common stock, $.001 par value per share, of Merger Sub held by Pubco immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, $.001 par value per share, of the Surviving Company.

      (e)   The rights, preferences and privileges of Pubco
Preferred Stock shall be governed by the terms and conditions of a Certificate of Designation in the form attached hereto as Exhibit B.

      1.4   Rights of Holders of Company Capital Stock.

      (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.3(c)) shall be deemed, for all purposes, to evidence ownership of and to represent the number of whole shares of Pubco Preferred Stock into which such shares of Company Common Stock shall have been converted pursuant to
Section 1.3(a) above. The record holder of each such outstanding certificate representing shares of Company Common Stock shall, after the Effective Date, be entitled to vote the shares of Pubco Preferred Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Pubco capital stock having voting rights shall be entitled to vote, as of any date after the Effective Date. In any matters relating to such certificates of Company Common Stock, Pubco may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock on the Effective Date. The parties acknowledge that purchasers of Company Common Stock in the Private Placement (as defined in
Section 5.4 below) shall not have certificates issued for such Company Common Stock and shall not, therefore, be required to exchange any certificates prior to receiving certificates representing their Merger Consideration.

      (b) On and after the Effective Date, Pubco shall reserve a sufficient number of authorized but unissued shares of: (i) Pubco Preferred Stock for issuance in connection with (A) the conversion of Company Common Stock into Pubco Preferred Stock and
(B) the conversion or exercise of all Pubco Convertible Securities into which Company Convertible Securities are converted pursuant to Section 1.3(b); and (ii) common stock of Pubco ("Pubco Common Stock") into which all of the foregoing Pubco Preferred Stock shall be convertible.

      1.5   Procedure for Exchange of Company Common Stock.

      (a) Pubco shall act as exchange agent in the Merger (the "Exchange Agent"). As soon as practicable following the Effective Time, the Exchange Agent will mail or cause to be mailed to each former holder of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.3(c)), as recorded on the Company's books and records immediately prior to the Merger, (i) a letter of transmittal in customary form and containing such provisions to effect transfer of title to the Company Common Stock as Pubco may reasonably specify, and (ii) instructions for use in effecting the surrender of certificates representing Company Common Stock in exchange for the Merger Consideration described in Section 1.3(a).

      (b) Upon surrender of a certificate representing Company Common Stock to the Exchange Agent (or its representative) for exchange (except as otherwise contemplated by the last sentence of Section 1.4(a)), together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent to effect transfer of title to the Company Common Stock, each such former holder of Company Common Stock shall be entitled to receive certificates representing the number of whole shares of Pubco Preferred Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.3(a). Pubco shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Company Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled.

      (c) If there is a transfer of Company Common Stock ownership which is not registered in the Company's transfer records, a certificate representing the proper number of shares of Pubco Preferred Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (i) upon presentation to the corporate secretary of Pubco, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Pubco Preferred Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Pubco that such tax has been paid or is not applicable, and (iii) the issuance of such Pubco Preferred Stock shall not, in the sole discretion of Pubco, violate the requirements of applicable securities laws and regulations with respect to the private placement of Pubco Preferred Stock that will result from the Merger. For all purposes of this Agreement, the term "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

      (d) All shares of Pubco Preferred Stock issued upon the surrender for exchange of Company Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

      (e) Any shares of Pubco Preferred Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act") or (ii) upon receipt by Pubco of a written opinion of counsel reasonably satisfactory to Pubco to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of Pubco Preferred Stock issued in the Merger, in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT
TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR
OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS
CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER
AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS
(SUCH FEDERAL AND STATE LAWS, THE "SECURITIES LAWS") OR (B)
THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL
FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE
REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT
SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR
OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES LAWS.

   The failure, however, of such certificates to contain such a legend shall not affect the enforceability of restrictions set forth in this Section 1.5, except as otherwise provided by applicable law.

      (f) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, Pubco shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Pubco Preferred Stock as may be required pursuant to this Agreement.

      1.6   Dissenting Shares.   Shares of capital stock of the Company
held by stockholders of the Company who are entitled to exercise dissenters' rights under DGCL Section 262 and have properly demanded for the fair value of their shares of Company Common Stock in accordance with the DGCL ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Pubco Preferred Stock pursuant to Section 0, but the holders thereof shall be entitled only to such rights as are granted by the applicable sections of the DGCL. Each holder of Dissenting Shares who becomes entitled to fair payment for such shares pursuant to the DGCL shall receive such payment from the Surviving Company in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn or failed to preserve such holder's dissenters' rights, such holder shall forfeit the right to receive fair value for such Dissenting Shares and each such Dissenting Share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Pubco of shares of Pubco Preferred Stock as provided in Section 1.3(a).

      1.7   Directors and Officers of Surviving Company.   From and
after the Effective Time, the directors and officers of the Surviving Company shall be, respectively, the persons who were directors of the Company immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time. Such directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Company's certificate of incorporation and bylaws and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Surviving Company's certificate of incorporation and bylaws and applicable law.

      1.8 Directors and Officers of Pubco. Immediately after the Effective Time, Pubco's board of directors will consist of the following persons: Scott Kuhlman, John Sabes, David Ferris, Chris Larson and a Pubco continuing director designated by the Company, who shall serve for the term specified in, and subject to the provisions contained in, Pubco's certificate of incorporation and bylaws and applicable law.

                           Article 2
            Representations and Warranties of the Company

The Company hereby represents and warrants to Pubco and Merger Sub as follows:

      2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The Company is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company given the Company's current business operations. For all purposes of this Agreement, the term "Material Adverse Effect" shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

      2.2 Authority Relative to this Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's board of directors and, except for approval of this Agreement and the Merger by the requisite vote of the Company's shareholders (the "Required Company Stockholder Vote"), no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Pubco and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 2.2, the Company is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws,
(b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company. Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, and
(iii) such filings, authorizations or approvals as may be set forth in
Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

      2.3   Capitalization.

      (a)The authorized, issued and outstanding shares of capital stock of the Company, and Company Convertible Securities, as of the date hereof are correctly set forth on Schedule 2.3(a). The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights and, to the Company's Knowledge (as defined in Section 8.2 below), are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind except as may be described on Schedule 2.3(a). Other than as described on Schedule 2.3(a), the Company has no other equity securities or securities containing any equity features (including Company Convertible Securities) authorized, issued or outstanding. Except as set forth in Schedule 2.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. Except as set forth on Schedule 2.3(a), there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

      (b) The Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To the Company's Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company.

      2.4 Litigation. Except as set forth on Schedule 2.4, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      2.5 No Brokers or Finders. Except as disclosed on Schedule 2.5, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

      2.6   Tax Matters.

      (a) (i) The Company has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents ("Company Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) the Company has established on the Company Latest Balance Sheet (as defined in Section 2.12 below), in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP"), reserves that are adequate for the payment of any Taxes not yet due and payable; (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including without limitation withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

      (b) For all purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

      (c) There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

      (d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 2.6, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 2.6, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

      (e) The Company is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.
The Company has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any person.

      (f) Except as set forth on Schedule 2.6, the Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

      2.7   Compliance with Laws; Permits.

      (a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Pubco after it acquires the Company's properties, assets and business.

      (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the "Company Permits"). A true, correct and complete list of all the Company Permits is set forth in Schedule
2.7 hereto. The Company has conducted its business in compliance with all material terms and conditions of the Company Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

      2.8 Financial Statements. Pubco acknowledges receipt of the audited balance sheets of the Company as of December 31, 2004, along with the related audited statements of income, changes in stockholders' equity, and cash flows of the Company for the period then ended (the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of the Company as of the date of and for the period referred to in the Company Financial Statements.

      2.9 Books and Records. The books of account, minute books, stock record books, and other records of the Company, have been made available to Pubco, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company. At the Closing, all of the Company's records will be in the possession of the Company.

      2.10 Real Property. The Company does not own any real property. Schedule 2.10 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company's business.

      2.11 Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

      2.12 No Undisclosed Liabilities. Except as reflected in the audited balance sheet of the Company at December 31, 2004 (the "Company Latest Balance Sheet"), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth in
Schedule 2.12.

      2.13 Environmental Matters. None of the operations of the Company involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

      2.14   Absence of Certain Developments.  Except as set forth in
Schedule 2.14 or as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since the Company Latest Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred (a) any event having a Material Adverse Effect on the Company or likely to have a Material Adverse Effect on the Surviving Company,
(b) any event that would reasonably be expected to prevent or materially delay the performance of the Company's obligations pursuant to this Agreement, (c) any material change by the Company in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of the Company, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, (f) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (g) any amendment to the Company's certificate of incorporation or bylaws, (h) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by the Company, (ii) purchase, sale, assignment or transfer of any material assets by the Company, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Company, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (iv) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (i) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (k) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (m) entry by the Company into any loan or other transaction with any officers, directors or employees of the Company, (n) any charitable or other capital contribution by the Company or pledge therefore, (o) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (p) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (p).

      2.15   Employee Benefit Plans.

      (a) Schedule 2.15(a) lists all material (i) "employee benefit plans," within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 or any successor law and the regulations thereunder ("ERISA"), of the Company, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Company, in the case of a plan described in (i) or (ii) above, that is currently maintained by the Company or with respect to which the Company has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "Company Plans"). The Company has heretofore been delivered to Pubco true and complete copies of the Company Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

      (b) No Company Plan is (i) a "multiemployer plan" within the meaning of ERISA Sections 3(37) or 4001(a)(3), (ii) a "multiple employer plan" within the meaning of ERISA Section
3(40) or Code Section 413(c), or (iii) is subject to ERISA Title
IV or Code Section 412.

      (c) Except as set forth in Schedule 2.15c, there is no proceeding pending or, to the Company's Knowledge, threatened against the assets of any Company Plan or, with respect to any Company Plan, against the Company other than proceedings that would not reasonably be expected to result in a material liability, and to the Company's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Company Plan other than proceedings that would not reasonably be expected to result in a material liability.

      (d) Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

      (e) Each of the Company Plans that is intended to be "qualified" within the meaning of Code Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the Internal Revenue Service.

      (f) Except as set forth in Schedule 2.15(f), no director, officer, or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Company Plan solely as a result of consummation of the transactions contemplated by this Agreement.

      2.16 Tax-Free Reorganization. Neither the Company nor, to the Company's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a). For all purposes of this Agreement, the term "Affiliate" shall have the meaning as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as such regulation is in effect on the date hereof.

      2.17 Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to Pubco pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

                             Article 3
       Representations and Warranties of Pubco and Merger Sub

      Pubco and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      3.1 Organization and Qualification. Pubco and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the States of Nevada and Delaware, respectively; and each has the requisite corporate power to carry on their respective businesses as now conducted. Each of the Pubco Subsidiaries (as defined in Section 3.5 below) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the certificate of incorporation and bylaws of Pubco and Merger Sub which have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Each of Pubco and the Pubco Subsidiaries is licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pubco or any Pubco Subsidiary.

      3.2 Authority Relative to this Agreement; Non-Contravention. Each of Pubco and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Pubco and Merger Sub, and the consummation by Pubco and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Pubco and Merger Sub. Except for approval of the Merger by Pubco (as the sole stockholder of Merger Sub) in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, no other corporate proceedings on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Pubco. This Agreement has been duly executed and delivered by Pubco and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Pubco and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, neither Pubco nor any of the Pubco Subsidiaries is subject to, nor obligated under, any provision of (a) its articles or certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Pubco or any Pubco Subsidiaries. Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iii) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Pubco or any Pubco Subsidiary for the consummation by Pubco or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub.

      3.3   Capitalization.

      (a) The authorized, issued and outstanding shares of capital stock of Pubco, and all securities convertible into or exchangeable for capital stock of Pubco, as of the date hereof are correctly set forth on Schedule 3.3(a). The issued and outstanding shares of capital stock of Pubco are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. Other than as described on Schedule 3.3(a), Pubco has no other equity securities or securities containing any equity features (including Pubco Convertible Securities) authorized, issued or outstanding. Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Pubco and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Pubco any shares of capital stock or other securities of Pubco of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Pubco to repurchase or otherwise acquire any shares of its capital stock.

      (b) To Pubco's Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Pubco, other than as set forth on Schedule
3.3(b).

      (c) The authorized capital of Merger Sub consists of 1,000,000 shares of common stock, par value $.001 per share, one share of which is issued and outstanding. As of the date hereof, all such issued and outstanding shares of Merger Sub common stock are held of record by Pubco. The issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

      3.4   Exchange Act Reports.   Prior to the date of this
Agreement, Pubco has delivered or made available to the Company complete and accurate copies of (a) Pubco's Annual Reports on Form 10-KSB for the years ended December 31, 2004 (the "Pubco 10-K Reports") as filed with the United States Securities and Exchange Commission (the "SEC"), (b) all Pubco proxy statements and annual reports to stockholders used in connection with meetings of Pubco stockholders held since Pubco's incorporation, of which there are none; (c) Pubco's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2003 through September 30, 2004 (the "Pubco 10-Q Reports"), as filed with the SEC; (d) all current reports on Form 8-K filed with the SEC after June 30, 2003 (the "Pubco 8-K Reports"); (e) all registration statements (as amended) under the Securities Act and Securities

Exchange Act of 1934 filed by Pubco with the SEC (the "Pubco Registration Statements," and together with the Pubco 10-K Reports and Pubco 10-Q Reports, referred to as the "Pubco SEC Filings"). As of their respective dates, or as subsequently amended prior to the date hereof, to the Knowledge of Pubco, each of the Pubco SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Except as set forth on Schedule 3.4, since January 1, 2002, Pubco has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). The financial statements (including footnotes thereto) included in or incorporated by reference into the Pubco 10-K Reports, Pubco 10-Q Reports and the Pubco Registration Statements filed under the Securities Act were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of Pubco as of the dates thereof and results of operations for the periods referred to therein.

      3.5 Subsidiaries. Schedule 3.5 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of Pubco (each a "Pubco Subsidiary" and collectively, the "Pubco Subsidiaries"). Except as disclosed on Schedule 3.5, all of the issued and outstanding shares of capital stock of each Pubco Subsidiary are owned directly by Pubco free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each Pubco Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth in Schedule 3.5, Pubco does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

      3.6 Litigation. Except as set forth in Schedule 3.6, as of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Pubco, threatened against Pubco, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      3.7 No Brokers or Finders. Except as disclosed on Schedule 3.7, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Pubco.

      3.8   Tax Matters.

      (a) (i) Pubco and each Pubco Subsidiary has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the "Pubco Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Pubco Returns are complete and accurate in all material respects; (iii) Pubco and each Pubco Subsidiary has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it;
(iv) Pubco has established on the Pubco Latest Balance Sheet (as defined in Section 3.16 below), in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (v) Pubco and each Pubco Subsidiary has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

      (b) There are no liens for Taxes upon any assets of Pubco or any Pubco Subsidiary, except liens for Taxes not yet due.

      (c) No deficiency for any Taxes has been proposed, asserted or assessed against Pubco or any Pubco Subsidiary that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 3.8, no waiver, extension or comparable consent given by Pubco or any Pubco Subsidiary regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.8, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Pubco Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Pubco or any Pubco Subsidiary by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Pubco, is any such Tax audit or other proceeding threatened with regard to any Taxes or Pubco Returns. Pubco does not expect the assessment of any additional Taxes of Pubco or any Pubco Subsidiary for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Pubco or any Pubco Subsidiary which would exceed the estimated reserves established on its books and records.

      (d) Except as set forth on Schedule 3.8, neither Pubco nor any Pubco Subsidiary has requested any extension of time within which to file any Pubco Return, which return has not since been filed.

      3.9   Contracts and Commitments.

      (a) Schedule 3.9 lists all material agreements, whether oral or written, to which Pubco or any Pubco Subsidiary is a party, which are currently in effect, and which relate to the operation of Pubco's business or where applicable, the business of any Pubco Subsidiary.

      (b) Pubco and each Merger Subsidiary has performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule
3.9 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Pubco and each Pubco Subsidiary, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Pubco has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

      3.10 Affiliate Transactions. Except as set forth in Schedule 3.10, and other than pursuant to this Agreement, no officer, director or employee of Pubco, any Pubco Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Pubco Insiders"), has any agreement with Pubco (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Pubco (other than ownership of capital stock of Pubco). Pubco is not indebted to any Pubco Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Pubco Insider is indebted to Pubco) except for cash advances for ordinary business expenses). None of the Pubco Insiders has any direct or indirect interest in any competitor, supplier or customer of Pubco or in any person, firm or entity from whom or to whom Pubco leases any property, or in any other person, firm or entity with whom Pubco transacts business of any nature. For purposes of this Section 3.10, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

      3.11   Compliance with Laws; Permits.

      (a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Pubco, Pubco each Pubco Subsidiary and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against Pubco, and Pubco has not received any notice, alleging a violation of any such laws, regulations or other requirements. Pubco is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company after it acquires Pubco's properties, assets and business.

      (b) Each of Pubco and the Pubco Subsidiaries has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the "Pubco Permits"). A complete list of all the Permits is set forth in
Schedule 3.11. Each of Pubco and the Pubco Subsidiaries has conducted its business in compliance with terms and conditions of the Pubco Permits.

      3.12 Financial Statements. The Company has received from Pubco the audited financial statements of Pubco for the year ended December 31, 2003, and the audited financial statements of Pubco for the period ended December 31, 2004, along with the related audited statements of income, changes in stockholders' equity, and cash flows of the Company for the period then ended (the "Pubco Financial Statements"). The Pubco Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except that the unaudited financial statements may not contain all notes and may not contain prior period comparative data) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of Pubco as of the date of and for the period referred to in the Pubco Financial Statements.

      3.13 Books and Records. The books of account, minute books, stock record books, and other records of Pubco, all of which have been delivered to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco. At the Closing, all of Pubco's records will be in the possession of Pubco.

      3.14 Real Property. Neither Pubco nor any Pubco Subsidiary owns any real property. Schedule 3.14 contains an accurate list of all leaseholds and other interests of Pubco any each Pubco Subsidiary in any real property. Pubco and such Pubco Subsidiaries have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Pubco's business.

      3.15 Insurance. The insurance policies owned and maintained by Pubco that are material to Pubco are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Pubco is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Pubco has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

      3.16 Absence of Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Pubco at September 30, 2004 included in Pubco's Quarterly Report on Form 10-QSB for such period (the "Pubco Latest Balance Sheet"), Pubco has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Pubco Latest Balance Sheet in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth in
Schedule 3.16 attached hereto.

      3.17 Environmental Matters. None of the operations of Pubco or any Pubco Subsidiary involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

      3.18   Absence of Certain Developments.  Except as set forth in
Schedule 3.18 or as disclosed in the Pubco SEC Filings or as otherwise contemplated by this Agreement, since Pubco's Latest Balance Sheet, Pubco and each Pubco Subsidiary have conducted their business only in the ordinary course consistent with past practice and there has not occurred (a) any event having a Material Adverse Effect on Pubco or any Pubco Subsidiary, (b) any event that would reasonably be expected to prevent or materially delay the performance of Pubco's obligations pursuant to this Agreement, (c) any material change by Pubco or any Pubco Subsidiary in its accounting methods, principles or practices,
(d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Pubco or any Pubco Subsidiary or any redemption, purchase or other acquisition of any of Pubco's or any of Pubco Subsidiary's securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Pubco or any Pubco Subsidiary, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Pubco or any Pubco subsidiary, (f) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Pubco or any Pubco Subsidiary, (g) any amendment to the certificate of incorporation or bylaws of Pubco or any Pubco Subsidiary, (h) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by Pubco or any Pubco Subsidiary, (ii) purchase, sale, assignment or transfer of any material assets by Pubco or any Pubco Subsidiary, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Pubco or any Pubco Subsidiary, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Pubco, or (iv) cancellation, compromise, release or waiver by Pubco or any Pubco Subsidiary of any rights of material value or any material debts or claims, (i) any incurrence by Pubco or any Pubco Subsidiary of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Pubco, (k) entry by Pubco or any Pubco Subsidiary into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Pubco or any Pubco Subsidiary is a party or by which any of them is bound, (m) entry by Pubco or any Pubco Subsidiary into any loan or other transaction with any officers, directors or employees of Pubco or any Pubco Subsidiary, (n) any charitable or other capital contribution by Pubco or any Pubco Subsidiary or pledge therefore, (o) entry by Pubco or any Pubco Subsidiary into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (p) any negotiation or agreement by the Pubco or any Pubco Subsidiary to do any of the things described in the preceding clauses
(a) through (p).

      3.19   Employee Benefit Plans.

      (a) Schedule 3.19(a) lists all material (i) "employee benefit plans," within the meaning of ERISA Section 3(3), of Pubco, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Pubco, in the case of a plan described in (i) or (ii) above, that is currently maintained by Pubco or with respect to which Pubco has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "Pubco Plans"). Pubco has heretofore delivered to the Company true and complete copies of the Pubco Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

      (b) No Pubco Plan is (1) a "multiemployer plan" within the meaning of ERISA Sections 3(37) or 4001(a)(3), (2) a "multiple employer plan" within the meaning of ERISA Section
3(40) or Code Section 413(c), or (3) is subject to ERISA Title IV or Code Section 412.

      (c) Except as set forth in Schedule 3.19(c), there is no proceeding pending or, to Pubco's Knowledge, threatened against the assets of any Pubco Plan or, with respect to any Pubco Plan, against Pubco other than proceedings that would not reasonably be expected to result in a material liability, and to Pubco's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Pubco Plan other than proceedings that would not reasonably be expected to result in a material liability.

      (d) Each of the Pubco Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

      (e) Each of the Pubco Plans that is intended to be "qualified" within the meaning of Code Section 401(a) has received a favorable determination, notification, or opinion letter from the Internal Revenue Service.

      (f) Except as set forth in Schedule 3.19(f), no director, officer, or employee of Pubco will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Pubco Plan solely as a result of consummation of the transactions contemplated by this Agreement.

      3.20 Employees. Pubco has two employees who shall both resign as of the Effective Time.

      3.21 Tax Free Reorganization. Neither Pubco nor, to Pubco's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).

      3.22 Intellectual Property. Set forth on Schedule 3.22 is a complete and accurate list of all Intellectual Property owned or licensed by Pubco, and accurately identifies all Persons from which or to which Pubco licenses all such listed Intellectual Property. For all purposes of this Agreement, the term "Intellectual Property" shall mean: (a) patents (including any registrations, continuations, continuations in part, renewals and any applications for any of the foregoing); (b) registered and unregistered copyrights and copyright applications; (c) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor; (d) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable); and (e).

      3.23 Validity of the Pubco Capital Stock. The shares of Pubco Preferred Stock to be issued to holders of Company Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Similarly, the shares of Pubco Common Stock to be issued upon conversion of Pubco Preferred Stock issued as Merger Consideration under this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

      3.24 Full Disclosure. The representations and warranties of Pubco and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Pubco or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, or materially adversely affect the ability of Pubco or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

                                 Article 4
                    Conduct of Business Pending the Merger

      4.1 Conduct of Business by Pubco. From the date of this Agreement to the Effective Date, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this
Section 4.1, Pubco shall not, directly or indirectly, (a) amend its certificate of incorporation or bylaws, except as set forth on Schedule 4.1, (b) split, combine or reclassify any outstanding shares of capital stock of Pubco, except as set forth on Schedule 4.1, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Pubco, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Pubco's entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Pubco's past custom and practice, except as set forth on Schedule 4.1, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

      4.2 Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless Pubco shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 4.2, the Company shall not, directly or indirectly, (a) amend its certificate of incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of the Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of the Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company's entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 2.2,
(e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except issuances or sales made in connection with the Private Placement or in connection with exercise or conversion of the Company securities outstanding on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

                              Article 5
                  Additional Covenants and Agreements

     5.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including but not limited to the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with a meaningful opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by each party shall be borne solely by such party; provided, however, that subject to the consummation of the Merger as contemplated by this Agreement, the parties agree that such costs and expenses may be accrued and paid after the Merger by the Surviving Company.

     5.3   Due Diligence; Access to Information; Confidentiality.

      (a) Between the date hereof and the Effective Date, the Company and Pubco shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), attorney's audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further, that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

      (b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Pubco nor the Company nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

      (i) is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

      (ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

      (iii)   is received by the party receiving the
information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

      5.4   Private Placement.

      (a) The Company shall use its reasonable best efforts to raise net proceeds of at least $5,000,000 through a private placement of Company Common Stock together with warrants to purchase additional shares of Company Common Stock (the "Private Placement"). The Company shall be entitled to grant registration rights to investors in the Private Placement such that, following the Merger, Pubco shall be obligated to file a registration statement with respect to the conversion of the Pubco Preferred Stock (received as Merger Consideration and issuable in exchange for Company Convertible Securities, sold and issued in the Private Placement) into Pubco Common Stock, subject to the terms and conditions set forth in a registration rights agreement which shall contain such provisions as are customarily contained in registration rights agreements with respect to secondary distributions. Pubco shall not be required to maintain the effectiveness of such registration statement beyond the period ending on the earlier of the following dates: (i) the date one year after the effective date of such registration statement; and
(ii) the date on which all Pubco Common Stock issued upon conversion of the aforementioned Pubco Preferred Stock and covered by such registration statement have been sold. In connection with the Private Placement, the Company shall prepare an appropriate offering memorandum (such offering memorandum, together with any and all amendments or supplements thereto, being herein referred to as the "Offering Memorandum"), and Pubco agrees to cooperate in the preparation thereof. The Company and its agent(s) shall conduct the Private Placement in compliance with all applicable federal and state securities laws, rules and regulations. The Company shall place the net proceeds from the Private Placement in an escrow account to be released into the

Company's operating bank account (or, at the election of the Company, Pubco's operating bank account) promptly following the Effective Time.

      (b) Pubco shall furnish such information concerning Pubco as is necessary in order to cause the Offering Memorandum, insofar as it relates to Pubco, to be prepared in accordance with
Section 5.4(a). Pubco shall also furnish to the Company, for purposes of the Company's preparation of the Offering Memorandum in accordance with Section 5.4(a), any required information regarding Pubco, its business activities, risks, contracts, commitments, any Pubco shareholders or Affiliates, and any other information typically found in an Offering Memorandum. Such information must be true and correct in all material respects and must not omit any material fact necessary to make that information not misleading. Pubco agrees promptly to advise the Company if at any time prior to the completion of the Private Placement any information provided by Pubco and appearing in the Offering Memorandum becomes incorrect or incomplete in any material respect, and to provide the Company the information needed to correct such inaccuracy or omission.

      (c) At the time the Offering Memorandum is delivered to potential investors in the Private Placement and at all times subsequent to such delivery until the consummation of the Private Placement, the Offering Memorandum, with respect to all information set forth therein relating to Pubco and its stockholders, this Agreement, the Certificate of Merger, and all other transactions contemplated hereby, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

   5.5   Stockholders' Meetings.   As promptly as practicable after the
date hereof, each of the Company and Merger Sub shall, in accordance with the applicable provisions of the DGCL and their respective certificates of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of their respective stockholders for the purpose of considering and taking action upon this Agreement and the Merger, or, obtain written consents in lieu thereof in accordance with the DGCL from stockholders of the Company or Merger Sub, as applicable, that hold not less than the minimum number of votes that would be necessary to take action and authorize this Agreement and the Merger (in any case and regardless of whether pursued through a meeting or written consent in lieu thereof, the "Company Stockholder Meeting" and the "Merger Sub Stockholder Meeting," respectively).

      5.6 Tax Treatment. None of Pubco, Merger Sub or the Company, or the Surviving Company after the Effective Date, shall knowingly take any action which could reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Code Section 368(a).

      5.7 Press Releases. The Company and Pubco shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

      5.8 Securities Reports. Pubco agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two days after the date such reports or other documents are filed with the SEC.

      5.9 Merger Consideration. Each of the Company and Pubco shall take all necessary action on its part such that the issuance of the Merger Consideration to the Company's stockholders (and holders of Company Convertible Securities) constitutes a valid "private placement" under the Securities Act.

      5.10   No Solicitation.

      (a) Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither Pubco nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Pubco may engage in such discussion in response to an unsolicited proposal from an unrelated and non-Affiliated party if Pubco's board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of Pubco's board of directors. Pubco will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

      (b) Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated and non-Affiliated party if the Company's board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Company's board of directors. The Company will promptly advise Pubco if it receives a proposal or inquiry with respect to the matters described above.

      5.11 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

      5.12 Resignations and Appointment of Directors; Employees. Before the Effective Time, Pubco shall deliver the voluntary resignations of each officer and employee of Pubco and each director of Pubco not continuing to serve in that capacity following the Effective
Time.   Such resignations shall be effective upon the Effective Time.
Immediately after the Effective Time, the remaining director of Pubco, designated by the Company to continue serving as a director pursuant to
Section 1.8, shall appoint the persons identified in Section 1.8 to serve as directors of Pubco following the Effective Time.

      5.13 Registration Rights. If, following the Merger, Pubco files a registration statement with respect to Pubco Common Stock under the Securities Act in a primary or a secondary registration (including any registration required by the terms of the registration rights agreement referred to in Section 5.4), the holders of the shares of Pubco Common Stock issuable upon conversion of the Pubco Preferred Stock issued or issuable as Merger Consideration under Article 1 shall be entitled to have such shares included in such registration statement; provided, however, that prior to the inclusion of such shares in the registration statement, those stockholders of the Company who held shares of Company Common Stock prior to the Private Placement, and those stockholders of Pubco who are Pubco Insiders, shall execute and deliver a Leak-Out Agreement with Pubco in substantially the form attached hereto as Exhibit C (the "Leak-Out Agreement").

      5.14 Preparation of Annual and Quarterly Reports. Prior to the Effective Date, Pubco shall prepare (but not file without the prior approval of the Company or its representatives) Pubco's Quarterly
Report on Form 10-QSB for the period ended March 31, 2005.

     5.15 Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

                               Article 6
                               Conditions

      6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

      (a) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

      (b) This Agreement and all of the transactions contemplated hereby shall have been duly authorized by the boards of directors of the Company, Pubco and Merger Sub. The Merger and this Agreement shall have been approved by the Required Company Stockholder Vote and by Pubco as the sole stockholder of Merger Sub.

      (c) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Pubco or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Pubco or Merger Sub or any of their respective subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Pubco or any Pubco Subsidiary or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

      (d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in
Section 6.1(c).

      (e) There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets or American Stock Exchange, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impractical, in the reasonable discretion of the Company.

      (f) There shall be available exemptions from the registration requirements of the Securities Act and all applicable blue sky laws for the offer and issuance of the Pubco
Preferred Stock pursuant to the Merger.

      (g)The parties to the Leak-Out Agreement shall have executed and delivered the same with Pubco.

      6.2 Additional Conditions to Obligations of Pubco and Merger Sub. The obligations of Pubco and Merger Sub to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the following conditions:

      (a) Delivery to Pubco of financial statements for any interim quarterly periods subsequent to the Company Financial
Statements evidencing the financial and operational performance of the Company.

      (b) Since the date of this Agreement, the Company shall have continued to conduct its operations in accordance with the provisions of Section 4.2.

      (c) The representations of the Company contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

      (d) The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 2.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

      (e) The Company shall have executed the Certificate of Merger.

      (f) The Company shall have furnished to Pubco a certificate of the Chief Executive Officer and the Chief
Financial of the Company, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.2(a), (c) and (d) have been fulfilled.

      (g) The Company shall have furnished to Pubco (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a copy of the Company's certificate of incorporation, certified by the Secretary of State of Delaware, and (iii) a certificate dated as of the Effective Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Pubco that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certified copy of the Company's certificate of incorporation is true, correct and complete as received from such governmental office.

      6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the following conditions:

      (a) Since the date of this Agreement, Pubco and all Pubco Subsidiaries shall have continued to conduct their operations in accordance with the provisions of Section 4.1; and the amendments to Pubco's articles of incorporation and stock combination contemplated on Schedule 4.1 shall have been effected, and the Certificate of Designation contemplated in Section 1.3(e) shall have been adopted and approved by Pubco's board of directors and filed with appropriate authorities in the State of Nevada.

      (b) The representations of Pubco and Merger Sub contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Pubco and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

      (c) Pubco and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Pubco's or Merger Sub's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Pubco or any Pubco Subsidiary or any license, franchise or permit of or affecting Pubco or any Pubco Subsidiary.

      (d) Pubco shall have at least $300,000 in cash available to the Surviving Company; and neither Pubco nor any Pubco
Subsidiary (including Merger Sub) shall have any obligations or liabilities other than those obligations or liabilities required by law or specifically contemplated by this Agreement and represented to the Company in Article 3.

      (e) The Pubco Common Stock shall remain eligible for quotation on The National Association of Securities Dealers' over-the-counter bulletin board service and there shall not have occurred any suspension of trading in the Pubco Common Stock.

      (f)   Pubco shall have complied with the covenant in
Section 5.14.

      (g) Pubco shall have filed with the SEC and transmitted to its holders of capital stock, at least 20 days prior to the Effective Date, (i) the information required under Regulation 14C of the Exchange Act with regard to the amendment of its articles or certificate of incorporation as contemplated on Schedule 4.1; and (ii) the information required under Rule 14f-1 of the Exchange Act with regard to the change in control of Pubco's board of directors, as contemplated in Section 1.8.

      (h) Merger Sub shall have executed the Certificate of Merger.

      (i) Pubco shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief
Financial Officer of Pubco, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.3(a), (b), (c), (d) and
(e) have been fulfilled.

      (j) Pubco shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Pubco necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Pubco to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, (ii) a copy of the certificate of incorporation of Pubco, certified by the Secretary of State of Nevada, and one or more certificates from the Secretary of State of Nevada evidencing the good standing of Pubco in such jurisdiction, and (iii) a certificate of the corporate secretary of Pubco dated as of the Effective Date certifying to the Company that copies of the resolution referred to in clause (i)above are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certificates furnished pursuant to clause (ii) above are true, correct and complete as received from such governmental offices.

                                   Article 7
                        Termination, Amendment and Waiver

7.1 Termination. This Agreement may be terminated prior to the Effective Date:

      (a) by mutual consent of the Company and Pubco, if the board of directors of each so determines by vote of a majority of the members of its entire board;

      (b) by Pubco, if the Company shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 6.2(c) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that Pubco may only terminate this Agreement pursuant this Section 7.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Pubco and the Surviving Company taken as a whole;

      (c) by Pubco if there has been a Material Adverse Effect on the Company reflected in the interim financial statements delivered by the Company under Section 6.2(a), judged with respect to Company's the interim financial statements for the corresponding interim period of the Company's prior fiscal year;

      (d) by the Company, if Pubco or Merger Sub shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 6.3(b) not to be satisfied, and
(ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that the Company may only terminate this Agreement pursuant this Section 7.1(d) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on and the Surviving Company taken as a whole; or

      (e) by either the Company or Pubco if the Effective Date is not on or before June 30, 2005, or such later date as the Company and Pubco may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement).

      Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

                                Article 8
                            General Provisions

      8.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:                SK2, Inc.
                                  701 North Third Street, Suite B-1
                                  Minneapolis, Minnesota 55401
                                  Attention:  Scott Kuhlman

With copies to:                   Maslon Edelman Borman & Brand, LLP
                                  90 South Seventh Street, Suite 3300
                                  Minneapolis, MN  55402
                                  Facsimile:  (612) 642-8313
                                  Attn:  Douglas T. Holod

If to Pubco or Merger Sub:        Gaming Venture Corp, U.S.A.
                                  801 Pascack Road
                                  Paramus, NJ 07652
                                  Facsimile:
                      Attn: Alan Woinski

      All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received, if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed or telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

      8.2 Knowledge Convention. For all purposes of this Agreement, the term "Knowledge" means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

      8.3 No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 7.1, except that the obligations contained in Article 1 and any other obligation contained in this Agreement explicitly requiring performance or compliance after the Effective Time will survive the Effective Time indefinitely.

      8.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

      8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

      8.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

      8.7 Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

      8.8 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

      8.9 Counterparts; Delivery. This Agreement may be executed in any number of counterparts, and each such counterparts shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

      8.10 Third-Party Beneficiaries. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that in the event that the Merger is consummated, the Company stockholders shall be third-party beneficiaries under the provisions of this Agreement giving them the right to the Merger Consideration.

      8.11 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to its conflicts-of-law principles, except to the extent the mandatory law of the State of Nevada applies to corporate matters of Pubco.

      8.12 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.12, however, affects the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

SK2, INC.:


By:    /s/Scott Kuhlman
       ---------------------
Name:  Scott Kuhlman
Title: President and CEO

GAMING VENTURE CORP., U.S.A.:


By:    /s/Alan Woinski
       -----------------
Name:  Alan Woinski
Title: President


GV ACQUISITION CO.:


By:   /s/Alan Woinski
      ------------------
Name: Alan Woinski
Title: President

Exhibit A
The Form of Certificate of Merger is attached hereto

Exhibit B
GAMING VENTURE CORP., U.S.A.

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK


   Gaming Venture Corp., U.S.A., a Nevada corporation (the
"Corporation"), hereby certifies that the following resolutions were adopted by the Corporation's Board of Directors (the "Board"), effective ___________, 2005, pursuant to the authority conferred upon the Board by the Corporation's Articles of Incorporation, as amended, and in accordance with Section 78.1955 of the Nevada Business
Corporation Act (the "Act"):

RESOLVED: That pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation's Articles of Incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

   1. Designation. The designation of this series, which consists of ____________shares of preferred stock, is Series A Preferred Stock (the "Series A Preferred Stock") with a par value of $0.001 per share.

   2. Rank. In the event of the Corporation's liquidation under the Act, the Series A Preferred Stock shall rank senior to (i) the Corporation's common stock; and (ii) any class or series of capital stock of the Corporation hereafter created that ranks junior to the Series A Preferred Stock (collectively, the "Junior Securities"); pari passu with any class or series of capital stock of the Corporation hereafter created that ranks on parity with the Series A Preferred Stock; and junior to any class or series of capital stock of the Corporation hereafter created that ranks senior to the Series A Preferred Stock.

   3.   Voting Rights.

      (a) The holders of Series A Preferred Stock shall be entitled to vote on all matters respecting the affairs of the Corporation that are submitted to the holders of the Corporation's common stock.

       (b) Each share of Series A Preferred Stock outstanding at the record date for determination of the stockholders entitled to vote or, if no record date is established, at the date on which such vote is taken or any written consent of stockholders is first solicited, shall entitle its holder to the number of votes equal to the number of shares of common stock into which such share is then convertible, as adjusted from time to time as set forth herein.

      (c) Without the affirmative vote of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting as a separate class, given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the

Corporation shall not alter, change or amend the designation, preferences, limitations, or relative rights of the Series A Preferred Stock as stated in this Certificate of Designation.

       4. Dividends. No dividends shall accrue on the Series A Preferred Stock. Nevertheless, holders of shares of Series A Preferred Stock shall be entitled to dividends, if an when declared by the Board, on an as-if converted basis. Without the consent of holders of a majority of the Series A Preferred Stock then outstanding, the Board may not declare any dividends on any Junior Securities so long as there is outstanding Series A Preferred Stock.

      5. No Preemptive Rights. Holders of Series A Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series A Preferred Stock.

       6. Liquidation Rights. In the event of a liquidation of the Corporation under the Act, the holders of Series A Preferred Stock then outstanding shall not be entitled to receive a liquidation preference before any distribution is made to the holders of the Corporation's common stock. Instead, holders of Series A Preferred Stock shall be entitled to participate in the proceeds of such liquidation as if all such holders had converted their shares of Series A Preferred Stock immediately prior to the event or corporate action (including any record date) giving holders of shares of the Corporation's common stock the right to receive liquidation proceeds.

       7.   Conversion Rights.

      (a) Automatic Conversion. The Series A Preferred Stock shall automatically convert into such number of fully paid and non-assessable shares of Corporation's common stock (as set forth in Section 7(b) below) upon the earlier of the effectiveness of a registration statement covering the conversion of such preferred stock into common stock, or the date that is one year after the first issuance of Series A Preferred Stock.

      (b)   Series A Conversion Ratio.  Each share of Series A
Preferred Stock shall be convertible into one share of the Corporation's common stock (the "Conversion Ratio"), subject to adjustment from time to time as hereinafter provided:

         (i) If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, (i) shall pay a stock dividend or otherwise make a distribution payable on its common stock in shares of its capital stock, (ii) divide outstanding shares of common stock into a larger number of shares, (iii) combine outstanding shares of common stock into a smaller number of shares, or (iv) issue by reclassification of shares of common stock any shares of capital stock of the Corporation; then, in any such event the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock which such holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, or immediately after the effective date in the case of a subdivision, combination or reclassification.

         (ii) In case the Corporation shall reclassify its capital stock, consolidate or merge with or into another entity (where the Corporation is not the survivor or where there is a change in, or distribution with respect to, the Corporation's common stock), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another person or entity, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each a "Fundamental Corporate Change") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash , shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (collectively, "Other Property"), are to be received by or distributed to the holders of Corporation's common stock, then each holder of shares of Series A Preferred Stock shall have the right thereafter to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation and/or Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series A Preferred Stock may be converted at the Conversion Ratio applicable immediately prior to such Fundamental Corporate Change.

      (c) Fractional Shares. Shares of common stock to be issued upon any conversion of Series A Preferred Stock shall be rounded to the nearest full share and no fractional shares of common stock shall be issued upon such conversion.

      (d)   Common Stock Reserved.   The Corporation shall reserve and
keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock then outstanding.

   8. Loss, Theft, Destruction of Certificates. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the shares of Series A

Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing shares of Series A Preferred Stock, new certificates representing shares of Series A Preferred Stock of like tenor.

   9. Who Deemed Absolute Owner. The Corporation may deem the person, whether an individual or an entity, in whose name the Series A Preferred Stock is registered upon the books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

   10. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which the Corporation shall provide for the registration of the Series A
Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

   11. Headings. The headings of the Sections and Subsections of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

   12. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   13. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles.

IN WITNESS WHEREOF, Gaming Venture Corp., U.S.A. has caused this
Certificate of Designation to be duly executed in its corporate name on this ___ day of __________, 2005.


GAMING VENTURE CORP., U.S.A.:


By:
Name:
Title:

                              Exhibit C
                         Leak-Out Agreement

THIS LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of the ____ day of _________, 2005 between Gaming Venture Corp., U.S.A., a Nevada corporation (the "Corporation"), and the individual shareholders of the Corporation identified on the attached Exhibit A (each a "Shareholder" and collectively the "Shareholders").

                               INTRODUCTION

The Corporation, and its wholly owned Delaware subsidiary, GV Acquisition Co. ("GV Acquisition"), entered into a Merger Agreement with SK2, Inc., a Delaware corporation ("SK2"), of even date herewith (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, GV Acquisition, will merge with and into SK2, with SK2 surviving as the wholly owned subsidiary of the Corporation (the "Merger"). Contingent upon the consummation of the Merger, the Corporation will change its name to Kuhlman Company.

All shares of SK2 common stock issued or issuable immediately prior to the Merger shall be cancelled and exchanged for shares of the Corporation's Series A Preferred Stock (the "Preferred Stock"), which shares of Preferred Stock are convertible into shares of the Corporation's common stock (the "Common Stock").

Upon consummation of the Merger, the Shareholders shall own Preferred Stock and/or Common Stock in the manner set forth in the attached
Exhibit A.

To facilitate the consummation of financing transactions anticipated by the Corporation following the Merger, and to provide for an orderly market for the Common Stock following the Merger, the undersigned desire to enter into this Agreement and restrict the Transfer (as defined below) of the Common Stock owned and the Common Stock issuable to such Shareholders upon conversion of the Preferred Stock (collectively, the "Shares"), on the terms and conditions set forth below.

                                AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Except as expressly permitted in the following paragraphs (a) through (c), each Shareholder agrees not to Transfer (as defined below) any Shares for the two-year period from the date of this Agreement (the "Restricted Period"):

   (a) At any time, a Shareholder may, for bona fide estate-planning purposes, Transfer Shares to its affiliates (as defined under the Securities and Exchange Act of 1934), partners in a partnership, subsidiaries and trusts, spouses or lineal descendants; provided, however, that the transferee (or the legal representative thereof) executes this Agreement or evidence of intent to be bound by the terms and conditions hereof (as determined by the Corporation's board of directors, in its sole and absolute discretion);

   (b) During the Restricted Period, Shareholders will be allowed to Transfer, subject to the conditions set forth in Section 2 below, up to 5,000(1) Shares per calendar month (the "Monthly Limit"); provided, however, that a Shareholder may Transfer, in addition to the Monthly Limit, such number of Shares equal to the difference of (i) the Monthly Limit multiplied by the number of then fully elapsed calendar months during which the Restricted Period has been in effect, less (ii) the total number of Shares actually Transferred during such period of time; and

   In addition to the restriction contained in paragraph (b) above, during the first three months of the Restricted Period, Shareholders will be allowed to Transfer Shares, on any given trading day, only if, on such trading day, there is trading volume (excluding the Transfer of any Shares subject to this Agreement) exceeding 12,000 shares of Common Stock.

2. Any Shares Transferred under Section 1(b) above shall be sold at the "offer" or "ask" price stated by the relevant market maker (i.e., never at the then-current "bid" price).

3. For all purposes of this Agreement, the term "Transfer" means, as a noun, any voluntary or involuntary transfer (by operation of law, bankruptcy, court order or otherwise), sale, exchange, assignment, pledge, forfeiture or other encumbrance, foreclosure or other disposition of an item; or, as a verb, to voluntarily or involuntarily cause a Transfer of an item. "Transferred" means, as a past participle or participial adjective, that an item has been the subject of a Transfer.

4. Notwithstanding any other provision hereof, no Shareholder will engage in any short selling of Shares.

5. By executing hereof, each Shareholder represents that the Shares set forth in Exhibit A are all of the Shares that he, she or it beneficially owns as of the date hereof. In addition, this Agreement shall apply to and restrict all shares of Common Stock with respect to which any Shareholder acquires beneficial ownership during the term hereof (i.e., such shares shall be considered "Shares" for all purposes hereunder).

--------------
(1)A higher Monthly Limit of 8,712 Shares shall apply solely to Mr. Alan
Woinski.   The Monthly Limit applicable to all Shareholders hereunder shall be appropriately adjusted in the event of any stock combination, division or recapitalization of the Corporation.

6. Notwithstanding anything to the contrary set forth herein, the Corporation may, in its sole and complete discretion at any time and from time to time, waive any of the conditions or restrictions contained herein.

7. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Shares, including without limitation the right to vote the Shares for any and all purposes.

8. The Shares and per-Share price restrictions covered by this Agreement shall be appropriately adjusted should the Corporation make a dividend or distribution, undergo a stock division or combination or otherwise reclassify its shares of Common Stock.

9. In addition to the other restrictions herein, no Transfer of any Shares in any transaction other than a "broker's transaction" shall be made unless the transferee executes and delivers a counterpart to this Agreement prior to the Transfer and re-registration of any stock certificate representing any of the Shares so transferred.

10. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

11. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return-receipt requested, overnight delivery or hand-delivered to all parties to this Agreement at the addresses set forth above. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

12. The restrictions set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable federal and state securities laws, rules and regulations.

13. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto, except that additional parties may be added to this Agreement after the date hereof.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflicts-of-law principles.

15. After the date hereof, the Corporation may, in its discretion, cause additional shareholders of the Corporation to become parties to this Agreement.


[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

GAMING VENTURE CORP., U.S.A.:

By:

Its:



[Shareholder Signature Page Follows]

SHAREHOLDERS:

Shareholder Name (print):




Signature:

Title (if Shareholder is an entity):

                         EXHIBIT A Leakout Agreement

Shareholder                         Shares

Alan Woinski                        209,109
Dan Rindos                           63,620
Lyle Berman                         170,000
Kim Woinski                           3,000
Lucky Management, Inc.               22,200

                         Schedules to that certain
                        Agreement and Plan of Merger
                              and Reorganization

                               by and among

                            GV Acquisition Co.,

                       Gaming Venture Corp., U.S.A.

                                    and

                                 SK2, Inc.


Any event or condition specifically disclosed in any of the attached Schedules shall be deemed disclosed and incorporated into any of the other Schedules with the same degree of specificity to the extent such disclosure is reasonably apparent for such representation or warranty. Nevertheless, the Company has made a good-faith effort to make appropriate disclosures on each Schedule. The Schedules are qualified in their entirety by reference to the specific provisions of the above Merger Agreement, are not intended to constitute and shall not be construed as indicating that any matter disclosed herein is required to be disclosed pursuant to the Merger Agreement, and such disclosure shall not be construed as an admission that any of the information set forth herein is material with respect to the Company. All capitalized terms contained herein and not otherwise defined shall have the meanings set forth in the reference Merger Agreement.

                              Schedule 2.2
                      No Conflicts; Non-Contravention

     No exceptions.

                              Schedule 2.3(a)
                              Capitalization

    Authorized shares of capital stock:                    50,000,000
        (40,000,000 common stock; 10,000,000 preferred stock)
    Issued and outstanding shares of capital stock:        13,969,228
    Issued and outstanding Company Convertible Securities:    491,461

The Company has outstanding warrants to Purchase Company Common Stock as follows:

Warrantholder                           Shares
-------------                           ------
 Kuhl Advisors                         195,000
 Laurence S. Zipkin                     85,956
 Edward S. Adams                        67,755
 Mark H. Kozberg                        29,000
 Apex Capital, LLC                       9,625
 Joseph A. Geraci                       87,250
 Brian R. Trygstad                       6,875
 David P. Zipkin                        10,000
                                      --------
      Total                            491,461
                                      ========

In addition to the foregoing, the Company has an obligation, upon the closing of any private placement offering raising gross proceeds of at least $5 million, to issue a five-year warrant to a former placement agent for the purchase of 40,000 shares of Company Common Stock at a per-share price equal to that involved in the related private placement offering.

The Company has no outstanding options to purchase Company Common
Stock.

                              Schedule 2.4
                               Litigation

   No exceptions.

                              Schedule 2.5
                           Brokers and Finders

   No exceptions.

                              Schedule 2.6
                              Tax Matters

   No exceptions.

                              Schedule 2.7
                             Company Permits

   None.

                              Schedule 2.10
                              Real Property

The following is a list of leaseholds:

Gaviidae I
651 Nicollet Mall
Suite 130
Minneapolis MN 55402

Galleria
3385 Galleria  Edina MN 55435

South Coast Plaza
3333 Bristol Street
Suite 2052
Costa Mesa CA 92626

Santana row
334 Santana Row
Suite 1005
San Jose CA 95128

Gaviidae II
651 Nicollet Mall
Suite 113
Minneapolis MN 55402

Northbrook
1228 Northbrook Ct
Northbrook IL 60062

Harborplace
200 E Pratt Street
Suite 1090
Baltimore MD 21202

K-Space - Great Lakes Crossing
4132 Baldwin Rd
Suite 405
Auburn Hills MI 48326

Scottsdale Fashion Square
7014 E Camelback RD
Suite 1020
Scottsdale AZ 85251

Willowbend
6121 West Park Blvd
Suite D 101A
Plano TX 75093

                              Schedule 2.10 continued
                              Real Property

Village of Merrick Park
370 San Lorenzo Ave
Suite 2450
Coral Gables FL 33146

Beachwood Place
26300 Cedar Road
Suite 2385
Beachwood OH 44122

Woodfield
113 Woodfield Shop Ct
Schaumberg IL 60173

Company Headquarters
701 North Third St
Suite B 1
Minneapolis MN 55401

The Galleria - Houston
5175 Westheimer
Suite C3440
Houston  TX 77056

Ridgedale
12333 A Wayzata Blvd
Minneapolis MN 55305

Fashion Show Mall
3200 S Las Vegas Blvd
Suite 1210
Las Vegas NV 89109

South Port
3724 N Southport Ct
Chicago IL 60613

Sunset Place
5701 Sunset Place
Suite 192
South Miami FL 33143

The Fashion Mall at Keystone
8701 Keystone Crossing Blvd
Space # 10
Indianapolis IN 46240

Phipps Plaza
3500 Peachtree Road NE
Suite # A4
Atlanta GA 30326

                              Schedule 2.10 continued
                              Real Property

The Shops at Liberty Place
1625 Chestnut Street
Space # 106
Philadelphia PA 19103

Kuhlman Women - Gaviidae
651 Nicollet Mall
Suite 119
Minneapolis MN 55402

Dallas - Galleria
13335 Dallas Parkway
Suite 2640 to 3445
Dallas TX 75240

Georgetown Park
3222 M St NW
Suite W-203
Washington, D.C. 20007

Kuhlman Women - Galleria
3590 Galleria
Edina MN 55435

The shops at Houston Center
1200 McKinney St
Suite 308
Houston TX 77010

Stanford Shopping Center
325N Stanford Shop Ct
Palo Alto CA 94304

Court of King of Prussia
160 N. Gulph Road # 2078
King of P PA 19406

Rockefeller Plaza
30 Rockefeller Plaza Space #M
New York NY 10111

                             Schedule 2.12
                        Undisclosed Liabilities

   The Company has an obligation to make a $87,500 payment to a former placement agent in the event it closes a private placement offering raising gross proceeds of at least $5 million.

                                Schedule 2.14
                       Absence of Certain Developments

   Since the Latest Balance Sheet Date:

   (1) On February 15, 2005, a former founder of the Company transferred 630,000 shares of Company Common Stock.

   (2) On February 28, 2005, the Company issued 300,000 shares of Company Common Stock to Gulf Coast Balanced Fund, LP; and 200,000 shares of Company Common Stock to Byron G. Shaffer.

   (3) On March 17, 2005, MCS Development, LLC acquired 25,000 shares of Company Common Stock from a Company stockholder.

   (4) On March 24, 2005, the Company entered into an obligation, upon closing of any private placement offering raising gross proceeds of at least $5 million, to issue a five-year warrant to a former placement agent for the purchase of 40,000 shares of Company Common Stock at a per-share price equal to that involved in the related private placement offering.

   (5) On April 4, 2005, the Company issued 200,000 shares of Company Common Stock to C&L, Inc.

   (6) On April 5, 2005, the Company issued 60,000 shares of Company Common Stock to Dallas C. Anderson.

   (7) On April 7, 2005, the Company issued 70,000 shares of Company Common Stock to PK Enterprises.

   (8) On April 8, 2005, the Company issued 100,000 shares of Company Common Stock to David Flood.

   (9) On April 11, 2005, the Company issued 50,000 shares of Company Common Stock to Scott Zbikowski.

   (10) On March 31, 2005, 2,976,000 shares of Company Common Stock were issued in connection with the exercise of then-outstanding warrants.

   (11) On March 31, 2005, 500,000 shares of Company Common Stock were transferred by Scott and Susan Kuhlman to Christopher Larson.

                              Schedule 2.15(a)
                           Company Plans - List

   The Company maintains a 401(k) plan.

   The Company is negotiating employment agreements with Scott Kuhlman and Susan Kuhlman, both of which the Company anticipates will be finalized, executed and delivered prior to the Closing.

   The Company intends to adopt a 2005 Stock Option Plan prior to the Closing.

  The disclosures contained in Schedule 2.3 with regard to stock-purchase rights are incorporated herein by reference.

                            Schedule 2.15(c)
                  Employee Benefit Plans - Proceedings

   No exceptions.

                           Schedule 2.15(f)
                   Employee Benefit Plans - Compensation

   No exceptions.

Schedule 3.2
Authority Relative to Agreement

None.

Schedule 3.3

Capitalization

(a)

50 million shares of Pubco Common Stock authorized (as defined in the Agreement and Plan of Merger and Reorganization by and among Gaming Venture Corp., U.S.A., GV Acquisition Co., and SK2, Inc., dated April 13, 2005, hereinafter referred to as the "Merger Agreement")
6,514,427 issued and outstanding

(b)

Alan Woinski has voting proxy on 953,026 shares held by Glenn Fine

                              Schedule 3.4
Exchange Act Reports

No Exceptions.

Schedule 3.5
Subsidiaries

Merger Sub - GV Acquisition Co.

Schedule 3.6
Litigation

No Exceptions.

                              Schedule 3.7
Brokers or Finders

Consulting fees to be determined at Closing, all of which will be paid by Pubco at or prior to Closing (as defined in the Merger Agreement) in full compliance with Section 6.3(d) of the Merger Agreement.

Schedule 3.8
Tax Matters

Extension filed for 2004 Tax Return. The preparation of the return is in progress.

Schedule 3.9
Contracts and Commitments

No Exceptions.

Schedule 3.10
Affiliate Transactions

Office is leased from Lucky Management Corp., a company majority owned
by Alan Woinski.   Remaining lease term is 8 months, but will be paid
off prior to Effective Time (as defined in the Merger Agreement).

Schedule 3.11
Compliance with Laws; Permits

None

Schedule 3.14
Real Property

None

Schedule 3.16
Undisclosed Liabilities

None

Schedule 3.18
Absence of Certain Developments

The board of directors of Pubco (as defined in the Merger Agreement) has approved a severance package for two officers of Pubco, pursuant to which such officers will receive, in one lump-sum payment at or prior to the Closing, 12 months of compensation and the remainder of this year's health and life insurance premiums paid.

Schedule 3.19
Employee Benefit Plans

See Schedule 3.18.

Schedule 3.22
Intellectual Property

No exceptions.

Schedule 4.1

Pubco will cause the following transactions to be effected prior to the
Closing:
(1) engage in a stock combination (i.e., reverse split) of its capital stock on a 1-for-5 basis, and obtain stockholder approval to maintain the number of Pubco's authorized shares of capital stock at 50,000,000;

(2) obtain stockholder approval to amend its articles of incorporation to (a) change Pubco's name, contingent upon the Closing, to "Kuhlman Corporation," and (b) provide Pubco's board of directors with power to create and designate different classes and series of preferred stock (i.e., blank check preferred);

(3) following the transaction described in paragraph (2) above, obtain approval of Pubco's board of directors of the Certificate of Designation, and cause the same to be filed with the Nevada Secretary of State; and

(4) cease the operations of Pubco as conducted prior to the Merger (i.e., wind up the operation of Pubco's provision of reports and newsletters to the gaming and hospitality industries as well as consulting and advisory services to such industries).


379587.5 - Execution Version